Exhibit 4.4

                 THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

      This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT, is made this 27th day of February, 2002 by and between DEAN WITTER REALTY INCOME PARTNERSHIP I, L.P. ("Seller") AND THE VLASS GROUP, LLC, ("Purchaser").

                               W I T N E S S E T H

      WHEREAS, Purchaser and Seller entered into that certain Purchase and Sale Agreement dated January 18, 2002 and as amended by First Amendment to Purchase and Sale Agreement dated February 13, 2002 and further amended by Second Amendment to Purchase and Sale Agreement dated February 21, 2002 (the "Contract"); and

      WHEREAS, Purchaser and Seller desire to modify the Contract in certain respects;

      NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby amend the Contract as follows:

      1. The Deposit and Downpayment shall be reduced from $1,000,000.00 to $250,000.00 and Escrow Agent is hereby directed to disburse to Purchaser the sum of $750,000.00 and all interest previously earned on the Deposit and Downpayment.

      2. The Contract is amended to insert, in the last sentence of Section 2(a) the words and number "One Hundred Thousand Dollars ($100,000.00)" in lieu of "Two Hundred Fifty Thousand Dollars ($250,000.00)". In the event of default by Purchaser, liquidated damages under Section 14.2 and the amount of the Deposit for purposes of Section 14.2 shall be One Hundred Thousand Dollars ($100,000.00) and the balanced shall be paid to Purchaser.

      3. Purchaser acknowledges that, except as set forth in Section 4 below, Purchaser has investigated the property and Purchaser has satisfied itself as to the condition of the Property. Accordingly, except as set forth in Section 4 below, Purchaser agrees that Purchaser's right under Section 4.2 to terminate the Contract for Purchaser's dissatisfaction with the condition of the Property is hereby terminated.

      4. Purchaser and Seller acknowledge and agree that Purchaser has not satisfied itself as to the environment condition of the Property. Purchaser and Seller agree that Seller and its consultants (with the participation of Purchaser and its consultants) shall conduct additional environmental testing related to the presence of contaminants at the Property. Seller shall provide the results of such testing to Purchaser no later than March 22, 2002. Purchaser may discuss the findings with Seller and propose an escrow or other solution, if applicable, at closing, but neither party is obligated to accept or agree to any proposal at this time. In the event that Purchaser is not satisfied with the environmental condition of the Property, in Purchaser's sole and absolute discretion, Purchaser shall be entitled to terminate the Contract on or before March 29, 2002, and receive a return of the Downpayment and Deposit, together with all interest earned thereon.

      5. The Closing Date under the Contract is hereby extended to April 2,
2002.

      6. Not used.

      7. From and after the date hereof, Seller shall have the right to market the Property for sale to third parties and accept backup contracts.

      Except as hereinabove set forth, the Contract shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Third Amendment as of the day and year first above written.

                                    SELLER:

                                    DEAN WITTER RELATY INCOME
                                    PARTNERSHIP I, L.P., a Delaware limited
                                    partnership

                                          By: DEAN WITTER REALTY
                                              INCOME PROPERTIES I, INC.,
                                                    a Delaware corporation, its
                                                    managing general partner

                                    By: /s/ Robert B. Austin
                                        -------------------------------
                                            Robert B. Austin
                                            Vice President

                                    PURCHASER:

                                    THE VLASS GROUP, LLC, a Georgia
                                    limited liability company

                                    By: /s/ Michael B. Vlass
                                        ------------------------------
                                            Michael B. Vlass
                                            Manager